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                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              4TH QUARTER EARNINGS


Colchester, Illinois - March 2, 2005 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $523,000, or $.45 per basic share, for the quarter ended December 31, 2004 compared to $502,000 or $.30 per basic share, for the quarter ended December 31, 2003. Diluted earnings per share were $.42 per share and $.28 per share for both periods, respectively. Net income was $1.8 million or $1.30 per basic share, for the twelve months ended December 31, 2004, compared to $2.8 million or $1.58 per basic share, for the twelve months ended December 31, 2003.

Net interest income for the quarter ended December 31, 2004 totaled $2.0 million compared to $2.1 million for the prior year quarter. The decrease in net interest income was primarily a result of the tender offer completed on May 28, 2004, which decreased interest-earning assets approximately $11.6 million, and the trust preferred offering, completed on March 25, 2004, which increased interest-bearing liabilities approximately $7.2 million. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 106.54% from 114.07% for the three-month periods ended December 31, 2004 and 2003, respectively. The net interest margin decreased slightly to 2.60%, for the quarter ended December 31, 2004 from 2.69% for the same period in 2003, largely due to the decrease in volume of interest-earning assets and the increase in volume of interest-earning liabilities.

Noninterest income decreased to $287,000 for the quarter ended December 31, 2004 compared to $355,000 for the same period in 2003. The decrease was a result of a decrease of $11,000 in loan origination and servicing fees, a decrease of $49,000 in the gain on the sale of securities, a decrease in the recovery of impairment loss of $37,000, and a decrease in other income of $18,000, offset by increases in service charges and other fee income totaling $46,000.

Noninterest expense decreased to $1.7 million for the quarter ended December 31, 2004 from $1.9 million in the prior year's same quarter. The decrease was primarily a result of decreased data processing expense of $71,000, a decrease in professional fees of $26,000, and a $134,000 decrease in other noninterest expense associated with the decrease in loan originations, offset by an increase in FDIC premiums of $12,000 and a $7,000 increase in advertising expense. Compensation and benefits expense and occupancy and equipment expense experienced slight decreases during the quarter ended December 31, 2004 compared to the prior year quarter.



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Total assets were $312.5 million at December 31, 2004 compared to $328.7 million at December 31, 2003. The decrease in total assets was primarily due to decreases in securities available for sale of $6.7 million, and a decrease of $14.7 million in cash and cash equivalents, offset by an in loans receivable of $4.4 million. The decreases in securities available for sale and cash and cash equivalents were a direct result of excess funds being used for the tender offer. Loans increased $4.4 million primarily as a result of a shift away from loan originations through the Federal Home Loan Bank Mortgage Partnership
Finance Program loans and toward adjustable rate portfolio loans.

Shareholders' equity decreased to $24.1 million at December 31, 2004 from $41.4 million at December 31, 2003. The decrease in equity primarily reflects the repurchase of 559,993 shares of common stock totaling $18.9 million through the tender offer and a decrease in the fair value of securities available for sale, net of tax of $751,000, offset by net income of $1.8 million. Other items affecting equity include Employee Stock Ownership Plan and stock awards earned, dividends paid, and options exercised.

During the quarter ended December 31, 2001, the Company recorded an impairment loss of $596,000 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relationship to these certificates of deposit. The Company received a total of $452,000 during 2003 as distributions of receivership assets, representing 76% of the allowed claim. During 2004, the Company received three distributions totaling $85,000. The distributions of receivership assets represent 90% of the allowed claim. These amounts are reflected as "recovery impairment loss" in the financial statements.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, changes in accounting principles generally accepted in the United States of America, and policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.



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
                               FIRST FEDERAL BANCSHARES, INC.
                               SELECTED FINANCIAL INFORMATION

                                                              DECEMBER 31,                     DECEMBER 31,
                                                                 2004                             2003
                                                                 ----                             ----
                                                           (Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                                              $     312,487                   $      328,730
Cash and cash equivalents                                        14,387                           29,124
Loans receivable, net                                           136,331                          131,935
Securities, available for sale                                  153,622                          160,337
Deposits                                                        273,711                          271,850
Federal Home Loan Bank advances                                   6,450                            6,000
Subordinated debentures                                           7,217                                -
Shareholders' equity                                             24,124                           41,393

                                                   THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                      DECEMBER 31,                        DECEMBER 31,
                                                 2004              2003             2004              2003
                                                 ----              ----             ----              -----
                                                       (Dollars in thousands, except per share data)
SELECTED OPERATIONS DATA
------------------------
Total interest income                       $     3,657       $     3,625       $   14,450       $    15,311
Total interest expense                            1,656             1,487            6,152             6,555
                                            -----------       -----------       ----------       -----------
Net interest income                               2,001             2,138            8,298             8,756
Provision for loan losses                             -                30                -                90
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                2,001             2,108            8,298             8,666
Noninterest income                                  287               355            1,465             2,493
Noninterest expense                               1,681             1,891            6,878             6,776
                                            -----------       -----------       ----------       -----------
Income before taxes                                 607               572            2,885             4,383
Income tax provision                                 84                70            1,086             1,551
                                            -----------       -----------       ----------       -----------
Net income                                  $       523       $       502       $    1,799       $     2,832
                                            ===========       ===========       ==========       ===========
Earnings per share
   Basic                                    $      0.45              0.30             1.30              1.58
   Diluted                                         0.42              0.28             1.21              1.48

                                                   THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                      DECEMBER 31,                       DECEMBER 31,
SELECTED FINANCIAL RATIOS (1)                    2004              2003             2004              2003
-----------------------------                    ----              ----             ----              ----
Return on average assets                          .66 %            .62 %             .56 %            .88 %
Return on average equity                         8.75             4.91              5.92             6.26
Average equity to average assets                 7.59            12.56              9.55            13.99
Interest rate spread during the period           2.46             2.43              2.51             2.50
Net interest margin                              2.60             2.69              2.67             2.80
Operating (noninterest) expenses
   to average assets                             2.14             2.32              2.16             2.05
Efficiency ratio (2)                            73.47            75.85             74.87            66.29

                                                           AS OF                             AS OF
                                                     DECEMBER 31, 2004                 DECEMBER 31, 2003
                                                     -----------------                 -----------------
Non-performing assets to total assets                         .63 %                            .40%
Book value per share (3)                               $    19.87                       $    23.88
Number of shares outstanding                            1,213,944                        1,733,092

    (1)  All applicable quarterly ratios reflect annualized figures.
    (2) Represents noninterest expense divided by net interest income plus noninterest income excluding gains on sales of securities and gain on sale of branch.
    (3) Represents total equity divided by actual number of shares outstanding, which is exclusive of treasury stock and unearned ESOP shares.

Contact:
James J. Stebor
President and CEO
Phone: (309) 776-3225